EXHIBIT 99.1

               POZEN Reports First Quarter 2004 Results

    CHAPEL HILL, N.C.--(BUSINESS WIRE)--xx--POZEN Inc. (NASDAQ: POZN), today announced results for the first quarter ended March 31, 2004.
    POZEN reported a net loss of $2.4 million, or $0.08 per share, for the first quarter of 2004 compared with a net loss of $4.8 million, or $0.17 per share, for the first quarter of 2003.
    For the first quarter of 2004, POZEN reported revenue of $1.9 million. POZEN did not report any revenue for the first quarter of 2003. Revenue for the first quarter ended March 31, 2004, resulted from the amortization of payments received in 2003 under the licensing agreements for MT 100(TM), MT 300(TM), and MT 400(TM).
    Total operating expenses for the first quarter of 2004 were $4.4 million as compared to $5.0 million for the same period in 2003. The decrease in operating expenses was due primarily to a reduced level of research and development activities for MT 100 and MT 300.
    At March 31, 2004, cash and cash equivalents totaled $56.6 million compared to $60.5 million at December 31, 2003.

    Business Highlights

    In January 2004, POZEN announced the results of a two-year rat carcinogenicity study for MT 100. The Company believes the results of the study provided no evidence that the concomitant administration of maximum tolerated doses of metoclopramide and naproxen produced any statistically significant differences in the occurrences and types of tumors from those seen with metoclopramide alone. None of the tumors observed in the study were considered to have been caused directly by the administration of metoclopramide; all were considered to have been caused by the chronic elevation of the hormone prolactin resulting from administration of metoclopramide. The study report was submitted to the U.S. Food and Drug Administration (FDA) and completes the MT 100 New Drug Application (NDA) made by POZEN in July 2003. The NDA was accepted for filing by the FDA in October 2003 and is currently in review. MT 100 is being developed as a preferred prescription therapy for the acute treatment of migraine.
    In March 2004, POZEN submitted a response to the FDA's not-approvable letter for MT 300 and was notified in April 2004 that the FDA considered the response incomplete because it did not include sufficient information responsive to a question regarding the testing procedures in the manufacturing process for MT 300. POZEN plans to submit the additional information during the second quarter of 2004. MT 300 is being developed as a new formulation of dihydroergotamine mesylate(DHE) in a pre-filled syringe for the acute treatment of migraine.

    Financial Guidance

    For the second quarter of 2004, POZEN expects total revenue resulting from amortization of deferred revenue to be approximately $1.9 million. POZEN expects total operating expenses for the second quarter of 2004 to be in the range of $6.5 million to $7.5 million.
    For the 2004 year, POZEN expects total revenue from existing licensing agreements to be in the range of $23 million to $25 million. POZEN expects total operating expenses for the 2004 year to be in the range of $30 million to $34 million. These estimates of revenue and expenses reflect the expected commencement of Phase III clinical trials for MT 400 in 2004.

    First-Quarter Results Webcast

    POZEN will hold a webcast to present first-quarter results and management's outlook on Thursday, April 29, 2004 at 11:00 a.m. Eastern time. The webcast can be accessed live and will be available for replay over the Internet at www.pozen.com.

    About POZEN

    POZEN is a pharmaceutical company committed to developing therapeutic advancements for diseases with unmet medical needs where it can improve efficacy, safety, and/or patient convenience. Since its inception, POZEN has developed what it believes to be one of the largest and most advanced product pipelines in the field of migraine. POZEN has development and commercial alliances with GlaxoSmithKline, Xcel Pharmaceuticals, and Nycomed. The company's common stock is traded on The Nasdaq Stock Market under the symbol "POZN". For detailed company information, including copies of this and other press releases, see POZEN's website: www.pozen.com.
    Statements included in this press release that are not historical in nature are "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management's current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval, or the failure to obtain such approval of our product candidates; uncertainties in clinical trial results or the timing of such trials, resulting in, among other things, an extension in the period over which we recognize deferred revenue or our failure to achieve milestones that would have provided us with revenue; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events, including those discussed herein and in our Annual Report on Form 10-K for the year ended December 31, 2003 under "Management's Discussion and Analysis of Financial Condition and Results of Operations." We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.


                              POZEN Inc.
                        Statement of Operations
                              (Unaudited)

                                               Three Months Ended
                                                   March 31,
                                          ----------------------------
                                               2004           2003
                                          ----------------------------
Revenue:
      Licensing revenue                  $   1,889,500    $        --
Operating expenses:
   General and administrative                1,998,049      1,863,151
   Research and development                  2,371,967      3,112,864
                                          -------------    -----------
Total operating expenses                     4,370,016      4,976,015
Other Income:
     Interest income                           126,150        143,269
                                          -------------    -----------
Net loss attributable to common
 stockholders                            $  (2,354,366)   $(4,832,746)
                                          =============    ===========

Basic and diluted net loss per common
 share                                   $       (0.08)   $     (0.17)
                                          =============    ===========

Shares used in computing basic and
 diluted net loss per common share          28,555,654     28,150,319
                                          =============    ===========


                              POZEN Inc.
                             Balance Sheet
                              (Unaudited)

                                              March 31,   December 31,
                                                 2004         2003
                                             -----------  ------------
                  ASSETS
Current assets:
 Cash and cash equivalents                  $56,574,373  $ 60,480,690
 Prepaid expenses and other current assets      664,150       698,209
                                             -----------  ------------
    Total current assets                     57,238,523    61,178,899
Equipment, net of accumulated depreciation      310,505       334,096
                                             -----------  ------------
    Total assets                            $57,549,028  $ 61,512,995
                                             ===========  ============

   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable                           $   590,879  $    579,903
 Accrued expenses                             1,180,258     1,519,675
                                             -----------  ------------
    Total current liabilities                 1,771,137     2,099,578

Long-term liabilities:
   Deferred revenue                          21,893,478    23,782,978
                                             -----------  ------------
Total liabilities                            23,664,615    25,882,556

Total stockholders' equity                   33,884,413    35,630,439
                                             -----------  ------------
    Total liabilities and stockholders'
     equity                                 $57,549,028  $ 61,512,995
                                             ===========  ============


    CONTACT: POZEN Inc.
             Lisa Barthelemy
             Director, Investor Relations, 919-913-1044
             John Barnhardt
             Vice President, Finance and Administration, 919-913-1030